THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

May 7, 2010
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-2960

CFS Bancorp, Inc. Announces Annual Meeting Election Results
Thomas F. Prisby Re-Elected, John Palmer Elected to CFS Bancorp, Inc. Board

MUNSTER, IN – May 7, 2010 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today announced that its shareholders, at the Company’s annual meeting on April 27, 2010 re-elected current CFS Bancorp, Inc. Chairman & CEO Thomas F. Prisby and elected John Palmer, managing member, PL Capital LLC, to its Board of Directors for three year terms.  Shareholders also ratified the appointment of BKD, LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2010.

“We congratulate Tom Prisby on his reelection, and look forward to working with John Palmer to continue our efforts to further the interests of all shareholders,” said Gregory W. Blaine, lead independent director of CFS Bancorp, Inc.  “Despite the economic headwinds we continue to face, we believe we are on the right path to enhancing shareholder value over the long term and remain committed to executing our Strategic Growth and Diversification Plan.”

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com.

#   #   #